UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2020

CHINA VTV LIMITED
(Exact name of registrant as specified in its charter)

Nevada	333-203754	47-3176820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

New Times Centre, 393 Jaffe Road, Suite 17A, Wan Chai, Hong Kong

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: +85267353339

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 10, 2020, the board of directors (the “Board”) of China VTV Limited (the “Company) reviewed and accepted Mr. Hongbin Dong’s resignation letter as a member of the Board, effective January 6, 2020. In addition, on January 10, 2020, the Board appointed Mr. Hongbin Dong as the Chairman of the supervisory board of the Company effective immediately, where Mr. Hongbin Dong oversees the general operations of the Company and advises on the executive compensation.

On January 10, 2020, the Board elected Ms. Qiongfang Shi as a member of the Board in connection with the business acquisition agreement (the “Business Acquisition Agreement”) with Butterfly Effect Culture Media (Beijing) Co., Ltd. (“Butterfly Effect”) dated December 18, 2019, effective immediately. Ms. Qiongfang Shi serves as a member of the Board until the next annual shareholder meeting and until her successor shall be duly elected and qualified or her early resignation.

Ms. Qiongfang Shi, 39 years old, has been a member of the board of directors of Butterfly Effect since July 2015. Previously Ms. Shi served as the Vice President of Jiubang Digital Technology (Guangzhou) Co., Ltd. from November 2010 to June 2015. In addition, Ms. Shi has had various roles in the areas of Chinese literature, sales and marketing and project management. Ms. Qiongfang Shi received an associate’s degree in international accounting from Guangdong Industry Technical College in 2000, an associate’s degree in property management from Guangzhou Caimao Guanli Ganbu College in 2004, and has been pursuing an MBA at Communication University of China since September 2019.

There are no arrangements or understandings between the Company and Ms. Qiongfang Shi and any other person or persons pursuant to which Ms. Qiongfang Shi was appointed as a member of the Board and there is no family relationship between Ms. Qiongfang Shi and any other director or executive officer of the Company or any person nominated or chosen by the Company to become a director.

There are no transactions between the Company and Ms. Qiongfang Shi that are reportable pursuant to Item 404(a) of Regulation SK, except the acquisition transaction as set forth in the Business Acquisition Agreement with Butterfly Effect, which was disclosed in a current report on Form 8-K on December 23, 2019. Ms. Qiongfang Shi is a board member of Butterfly Effect and owns approximately 35% of Butterfly Effect’s equity interest. Subject to the terms and conditions of the Business Acquisition Agreement, the Company agreed to issue 8,404,800 shares of common stock of the Company at the stipulated price of $4.00 per share and pay RMB 100,857,000 (equivalent to approximately $14,630,000) to Ms. Qiongfang Shi upon and after the closing of the transactions as set forth therein. In accordance with the Business Acquisition Agreement, the Company agreed to issue a total of 24,000,000 shares at the stipulated price of $4.00 per share and an aggregate of RMB 288,000,000 (equivalent to approximately $41,777,000), pro rata to each of the ten shareholders of Butterfly Effect, upon and after the closing of the transactions as set forth therein.

The Company did not enter into or materially amend any material plan, contract or arrangement with Ms. Qiongfang Shi in connection with her appointment as a member of the Board.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China VTV Limited

Date: January 14, 2020	By:	/s/ Tijin Song
	Name:	Tijin Song
	Title:	Chief Executive Officer

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